Exhibit 10.52
June 8, 2006
Dr. Brock Siegel
Dear Brock:
     We are pleased to offer you a position as the Chief Operating Officer of Solexa, Inc. (“Solexa” or the “Company”). The terms of your employment are as follows:
     Your start date with the Company will be July 17, 2006 (the “Start Date”). You will perform all duties customarily associated with the position of Chief Operating Officer, and all other job responsibilities reasonably assigned to you, and will report directly to the Chief Executive Officer. You shall perform your duties at the Company’s Hayward, California offices, subject to reasonable travel to the Company’s U.K. offices and elsewhere, from time to time.
     You will receive a base salary at the rate of $22,916.67 per month (equivalent to an annual salary rate of $275,000), less payroll deductions and required withholdings. As an exempt, salaried employee, you will not be eligible for overtime compensation.
     During your employment with Solexa, you will be eligible to earn an annual bonus of up to thirty-five percent (35%) of your base salary (the “Bonus”), subject to applicable payroll deductions and withholdings. You will be eligible to earn a Bonus for your 2006 services (prorated based on the number of full months of your employment service during this year) pursuant to the terms and conditions of the Company’s current 2005-2006 Bonus Plan, a copy of which will be delivered to you under separate cover. Thereafter, you will be eligible to receive the Bonus on the terms and conditions of any subsequently adopted Bonus Plan applicable to your position, in effect from time to time; provided that you must remain in active service with the Company through December 31 of each calendar year and through and including the Bonus payment date in order to be eligible to earn a Bonus. The Company, at its sole discretion, shall determine whether you have earned a Bonus and the amount of the Bonus, if any. Unless otherwise expressly provided in any duly adopted Bonus Plan and except as expressly provided herein, no prorated Bonus may be earned or paid. The Company reserves the right to modify, supersede or terminate the terms of any Bonus Plan at any time, in its sole discretion.
     As part of this employment offer, you will be awarded one hundred and fifty-six thousand (156,000) shares of restricted common stock of the Company (the “Stock Award”) pursuant to the Company’s 2005 Equity Incentive Plan, as may be amended from time to time (the “Plan”). The Stock Award shall be subject to the terms of the Plan and a Stock Award Agreement to be issued to you. The Stock Award shall vest over a four year period, with twenty-five percent (25%) of the shares subject to the Stock Award vesting upon your completion of one (1) year of continuous employment service with the Company, and 1/12th of the remaining shares vesting for each quarter of continuous employment service thereafter.

     As a Company employee, you will also be eligible to participate in all Company benefit plans and programs applicable to similarly situated executive employees of the Company generally, pursuant to the terms, conditions and limitations of those benefit plans and Company policy, including (but not limited to) group medical insurance, paid vacation and sick leave, and paid holidays. A summary of available benefit plans is enclosed.
     As a Solexa employee, you will be required to abide by all Company rules and regulations in effect from time to time, including the Company’s Code of Conduct. You will also be required to sign an acknowledgment that you have read, understand, and will comply with the Company’s Employee Handbook. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to Solexa any contract you have signed that may restrict your activities on behalf of the Company.
     Your employment with Solexa is at-will, meaning that you may terminate your employment at any time and for any reason whatsoever simply by notifying Solexa. Likewise, Solexa may terminate your employment at any time, with or without cause and with or without advance notice. The Company also retains sole discretion to make all other decisions concerning your employment (e.g. position, title, reporting relationship, transfers, job duties and responsibilities, compensation, benefits or any other managerial decisions) with or without cause, and with or without advance notice. This at-will employment relationship cannot be changed except in writing, signed by you and a duly authorized Company officer.
     On your first day at Solexa you will be required to sign the documents listed below. Please see Linda Marks for completion of these documents:
1. Proprietary Information and Inventions Agreement. Signing this agreement is a condition of our offer of employment, and compliance with this agreement is a condition of continued employment. A copy has been enclosed.
2. Employment Eligibility Verification (I-9) Form. In compliance with the Immigration Reform and Control Act of 1986, our offer of employment is subject to satisfactory proof of your identity and right to work in the United States. You will be required to complete the enclosed I-9 form and provide us with original documentation as outlined in Section 2 (copy enclosed) to verify your identity and eligibility for employment in the United States. It is very important that you remember to bring the necessary identification documents on the Start Date.

     The employment terms set forth in this Agreement, and the enclosed Proprietary Information and Inventions Agreement, constitute the complete and exclusive statement of the subject matter hereof, and supersede any agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes, if any, expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by you and a duly authorized officer of Solexa. If you have any questions, please contact me.
Welcome to Solexa! We look forward to working with you.
Sincerely,

/s/ John West
John West
Chief Executive Officer
Enclosures
     Please sign below indicating your acceptance of this offer of employment on the terms set forth above, and return the original to our office by June 16, 2006 in the enclosed self-addressed, stamped envelope.

Brock Siegel	/s/ Brock Siegel

Name (print)	Signature

June 12, 2006	July 17, 2006

Date Signed	Start Date